Exhibit 99.1

First Wave BioPharma Announces 1-for-20 Reverse Stock Split and Results of the Special Meeting of Stockholders

BOCA RATON, Fla., Dec. 14, 2023 (GLOBE NEWSWIRE) – First Wave BioPharma, Inc. (NASDAQ: FWBI) (“First Wave BioPharma,” “First Wave” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that the Company’s stockholders have approved all proposals voted on at the Company’s special meeting of stockholders (the “Special Meeting”) held on December 12, 2023, and that its Board of Directors approved a 1-for-20 reverse stock split of its outstanding shares of common stock, to be effective as of 12:01 a.m. Eastern Time on Monday, December 18, 2023.

Results of the Special Meeting

At the Special Meeting, First Wave’s stockholders approved four proposals: 1) to increase the total number of authorized shares of the Company’s common stock, par value $0.0001, by 50,000,000 shares to 100,000,000 shares; 2) to grant the Company’s Board of Directors the discretion to effect a reverse stock split of First Wave’s Common Stock through an amendment to its Certificate of Incorporation at a ratio of not less than 1-for-10 and not more than 1-for-20; 3) to ratify the Company’s entry into a securities purchase agreement entered into on July 18, 2023; and 4) to adjourn the Special Meeting in the event that there are insufficient proxies to approve any one or more of the three preceding proposals.

Final voting results from the Special Meeting will be included in a Form 8-K filed with the Securities and Exchange Commission.

Reverse Stock Split

In conjunction with stockholder approval of the reverse stock split, the Company’s Board of Directors determined to fix a split ratio of 1-for-20. The Company’s common stock will begin trading on a reverse stock split-adjusted basis at the opening of the market on Monday, December 18, 2023. Following the reverse stock split, the Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “FWBI” with the new CUSIP number, 33749P408. The reverse stock split is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on the Nasdaq Capital Market.

At the effective time of the reverse split, every 20 issued and outstanding shares of the Company’s common stock will be converted automatically into one share of the Company’s common stock without any change in the par value per share. No fractional shares will be issued in connection with the reverse stock split, and fractional shares resulting from the reverse stock split will be canceled with the holders thereof receiving cash compensation. The amount of compensation will be determined by multiplying the fractional share by the average of the closing sales price of the Company’s common stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the date of the reverse split with the average closing sales prices being adjusted to give effect to the reverse split. The reverse split will have no effect on the number of authorized shares of the Company’s common stock and the ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares. The reverse stock split will additionally apply to the Company’s common stock issuable upon the exercise of the Company’s outstanding warrants and stock options, with proportionate adjustments to be made to the exercise prices thereof and under the Company’s equity incentive plans, as applicable.

The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 13.5 million to approximately 675,000.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple Phase 2 clinical stage programs built around three proprietary technologies – the biologic Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency; Capeserod, a selective 5-HT4 receptor partial agonist which First Wave is developing for gastrointestinal (GI) indications; and Niclosamide, an oral small molecule with anti-inflammatory properties for patients with inflammatory bowel diseases such as ulcerative colitis and Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.
David Schemelia
(609) 468-9325
dschemelia@tiberend.com